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EXHIBIT 10.60
PRIVILEGED AND CONFIDENTIAL
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
INTERMUNE, INC.
(the “Buyer”),
KDL GmbH
(“KDL GmbH”)
and
DR. SHITOTOMO YAMAUCHI
(“Dr. Yamauchi” and, collectively with KDL GmbH, the “Sellers”)
Dated as of November 21, 2007

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PRIVILEGED AND CONFIDENTIAL
EXECUTION COPY
ASSET PURCHASE AGREEMENT
(KDL Agreement)
     This ASSET PURCHASE AGREEMENT (as amended from time to time, the “Agreement”), dated November 21, 2007, is made and entered into by and among InterMune, Inc., a Delaware corporation (the “Buyer”), KDL GmbH, a Swiss corporation (“KDL GmbH”), and Dr. Shitotomo Yamauchi (“Dr. Yamauchi” and, collectively with KDL GmbH, the “Sellers”). The Buyer and the Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS
     WHEREAS, the Buyer, the Sellers, KDL, Inc. (“KDL Japan”), Marnac, Inc. (“Marnac”), and Dr. Solomon B. Margolin (“Dr. Margolin” and, collectively with the Sellers, KDL Japan and Marnac, the “Licensors”) are parties to that certain License Agreement dated as of March 29, 2002, as amended (the “Existing License Agreement”), pursuant to which the Licensors granted to the Buyer certain limited rights and licenses related to anti-fibrotic uses of Pirfenidone on a worldwide basis (except for Japan, Taiwan and Korea);
     WHEREAS, Marnac and KDL Japan are parties to that certain License Agreement dated November 5, 1996 (the “Shionogi License Agreement”) with Shionogi & Co., Ltd. (“Shionogi”) pursuant to which Marnac and KDL Japan have granted to Shionogi certain limited rights and licenses related to anti-fibrotic uses of Pirfenidone within Japan, Taiwan and Korea;
     WHEREAS, the Buyer, Marnac and Dr. Margolin have entered into an Asset Purchase Agreement, dated as of November 19, 2007 and certain related agreements pursuant to which, among other things, the Buyer acquired from Marnac and Dr. Margolin certain assets related to Pirfenidone; and
     WHEREAS, the Sellers desire to sell certain assets related to Pirfenidone to the Buyer, and the Buyer desires to purchase such assets from the Sellers, on the terms and subject to conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings whether in the singular or the plural:
     “Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, examination, investigation or unfair labor practice charge or complaint commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitral panel.
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     “Affiliate” shall mean any company or entity controlled by, controlling or under common control with a Party. As used in the definition of “Affiliate,” “control” means (a) that Person owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that a Person has the actual ability to control and direct the management of the entity, whether by contract or otherwise.
     “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
     “Allocation” shall have the meaning set forth in Section 2.7.
     “Ancillary Agreements” shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignments.
     “Approval Notice and Report” shall have the meaning set forth in Section 6.4(c).
     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.4(a).
     “Assumed Contracts” shall have the meaning set forth in the definition of Purchased Assets.
     “Assumed Liabilities” shall have the meaning set forth in Section 2.3.
     “Bill of Sale” shall have the meaning set forth in Section 3.2(a).
     “Business Day” means a day, which is not a Saturday, a Sunday, or a statutory holiday in the United States.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article 5.
     “Buyer Proprietary Information” shall have the meaning set forth in Section 9.1(b).
     “CAPACITY Trial” shall mean (i) the randomized, double-blind, placebo controlled, Phase III, three-arm study of the safety and efficacy of Pirfenidone in patients with idiopathic pulmonary fibrosis under protocol PIPF-004; and (ii) the randomized, double-blind, placebo controlled, Phase III study of the safety and efficacy of Pirfenidone in patients with idiopathic pulmonary fibrosis under protocol PIPF-006, in each case as designed by and initiated by the Buyer.
     “Claim” shall have the meaning set forth in Section 8.2(c).
     “Claim Notice” shall have the meaning set forth in Section 8.2(c).
     “Closing” shall have the meaning set forth in Section 3.1.
     “Closing Date” shall have the meaning set forth in Section 3.1.
     “Closing Payment” shall have the meaning set forth in Section 2.5(a).
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Competing Product” shall mean any product that contains Pirfenidone. Notwithstanding the foregoing, Competing Product shall not include those products containing Pirfenidone that (i) are
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designed, marketed, sold and used exclusively for [ * ]indications (excluding [ * ]) and (ii) are covered by a pending or issued claim of USPTO Application No. [ * ], U.S. Patent No. [ * ], PCT Application No. [ * ], PCT Application No. [ * ], [ * ] or [ * ], or any patent applications, provisional patent applications or similar instruments (including any and all substitutions, divisions, continuations, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, or the like) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor). Competing Product shall also exclude any product in Japan, Korea or Taiwan that currently is or is in the future under license of the Shionogi Assets (and any such product shall continue to be excluded from the definition of a Competing Product after it ceases to be under license of the Shionogi Assets).
     “Confidentiality Agreement” shall have the meaning set forth in Section 9.1.
     “Consents” shall have the meaning set forth in Section 4.3(a).
     “Contract” shall mean any agreement, contract, lease, purchase, under, consensual obligation, promise, or undertaking, obligation or commitment (whether written or oral), to which one or more of the Sellers are a party that is primarily related to the Product, the Product Business, the Purchased Assets or the Assumed Liabilities, or which is necessary for the conduct of the Product Business to the extent conducted by the Sellers.
     “Copyrights” shall have the meaning set forth in the definition of Purchased Assets.
     “Damages” shall have the meaning set forth in Section 8.2(a).
     “Diligence Period” shall have the meaning set forth in Section 6.4(c).
     “Dollar(s)” shall mean the USA dollar(s).
     “Dr. Yamauchi” shall have the meaning set forth in the first paragraph of this Agreement.
     “EMEA” means the European Medicines Evaluation Agency.
     “Encumbrance” shall mean claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, assessments, prior assignments, title retention agreements, conditional sales agreements, indentures, deeds of trust, leases, levies or security agreements of any kind whatsoever imposed upon the subject property or item.
     “Excluded Assets” notwithstanding any other provision of this Agreement, shall mean all assets and properties of the Sellers, in the territory of Japan, Taiwan, and Korea, other than the Purchased Assets, including USPTO Application No. [ * ]; U.S. Patent No. [ * ]; PCT Application No. [ * ]; PCT Application No. [ * ]; [ * ]; [ * ]; [ * ] (application Number); and the Shionogi Assets.
     “Excluded Liabilities” shall mean all Liabilities or obligations of the Sellers (other than the Assumed Liabilities), including any obligation or Liability of the Sellers created as a result of this Agreement and those items set forth on Schedule 2.4(a).
     “Existing License Agreement” shall have the meaning set forth in the first sentence of the Recitals.
     “FDA” means the United States Food and Drug Administration.
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     “Governmental Authority” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, board, bureau, official, ministry, organization, unit, body or entity and any court or other tribunal).
     “IND” shall mean an Investigational New Drug Application (as defined under the United States Food, Drug and Cosmetic Act and applicable Regulations promulgated thereunder).
     “Indemnified Party” shall have the meaning set forth in Section 8.2(c).
     “Indemnifying Party” shall have the meaning set forth in Section 8.2(c).
     “Intellectual Property” shall mean Copyrights, Know-How, Trademarks, Patents, and all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.
     “IP Assignments” shall have the meaning set forth in Section 3.2(b).
     “IRS” means the United States Internal Revenue Service.
     “KDL GmbH” shall have the meaning set forth in the first paragraph of this Agreement.
     “KDL Japan” shall have the meaning set forth in the first sentence of the Recitals.
     “Know-How” shall have the meaning set forth in the definition of Purchased Assets.
     “Knowledge of the Sellers” or “to the Sellers’ Knowledge” or any similar such statement with respect to the Sellers shall mean the best actual knowledge of any executive officer or director of KDL GmbH, any key employee of KDL GmbH directly involved in the management, operation or research and development of the Purchased Assets, or Dr. Yamauchi.
     “Law” shall mean any constitution, law, statute, treaty, role, directive, requirement or Regulation or Order of any Governmental Authority.
     “Liability” shall mean, collectively, any indebtedness, guaranty, endorsement, commitment, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.
     “Licensors” shall have the meaning set forth in the first sentence of the recitals.
     “MAA Milestone Payment” shall have the meaning set forth in Section 2.5(b)(iii).
     “Milestone Payments” shall mean, collectively, the Phase III Milestone Payment, the NDA Milestone Payment and the MAA Milestone Payment.
     “NDA Milestone Payment” shall have the meaning set forth in Section 2.5(b)(ii).
     “Non-Income Taxes” shall mean (i) any real property, personal property, ad valorem and other similar Taxes and (ii) any sales, use, transaction, excise and other similar Taxes; provided, however, that
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“Non-Income Taxes” shall not include (a) any Taxes that are income Taxes or Taxes in the nature of income Taxes or (b) any Transfer Taxes.
     “Officer’s Certificate” shall have the meaning set forth in Section 3.2(d).
     “Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, proclamation, directive, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Action.
     “[ * ]” shall mean [ * ].
     “Other Party” shall have the meaning set forth in Section 6.5(e)(iii).
     “Party” or “Parties” shall have the meaning set forth in the first paragraph of this Agreement.
     “Patents” shall have the meaning set forth in the definition of Purchased Assets.
     “Permitted Encumbrances” shall mean liens imposed by any Governmental Authority for Taxes not yet due and payable.
     “Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or entity or organization of any kind or Governmental Authority.
     “Phase III Milestone Payment” shall have the meaning set forth in Section 2.5(b)(i).
     “Pirfenidone” shall mean that certain substance whose chemical composition is 5-methyl-1-phenyl-2-(1H)-pyridone (CAS 53179-13-8).
     “Post-Closing Tax Period” shall mean any Tax Period beginning after the close of business on the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
     “Pre-Closing Tax Period” shall mean any Tax Period ending on or before the close of business on the Closing Date and the portion of any Straddle Period ending on the Closing Date.
     “Patent Transferor” shall have the meaning set forth in Section 6.4(a).
     “Product” shall mean any pharmaceutical composition or preparation, in any dosage, strength or size, containing Pirfenidone.
     “Product Business” shall mean the manufacturing, using, developing, promoting, selling, offering to sell, or importing of Pirfenidone for sale to the extent currently being or previously conducted by the Sellers.
     “Product Copyrights” shall have the meaning set forth in the definition of Purchased Assets.
     “Product Data” shall have the meaning set forth in the definition of Purchased Assets.
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     “Product Intellectual Property” shall have the meaning set forth in the definition of Purchased Assets.
     “Product Know-How” shall have the meaning set forth in the definition of Purchased Assets.
     “Product Patents” shall have the meaning set forth in the definition of Purchased Assets.
     “Product Records” shall have the meaning set forth in the definition of Purchased Assets.
     “Product Trademarks” shall have the meaning set forth in the definition of Purchased Assets.
     “Purchased Assets” shall mean, collectively: (i) the Contracts or portions of the Contracts set forth on Schedule 1.1(a) (the “Assumed Contracts”); (ii) as primarily related to Pirfenidone, all permits, licenses, certificates, approvals, Product Registrations, waivers, exemptions, qualifications, consents or orders of, filings and authorizations issued by any Governmental Authority to the Sellers or their Representatives, if any (the “Regulatory Approvals”); (iii) all toxicology, pre-clinical, clinical and manufacturing information and data, including with respect to clinical trials, and all submissions and correspondence with or to any Governmental Authority regarding the Product, including all validation data and documentation supporting the process of manufacturing the Product, but only to the extent the foregoing may be in the possession or control of any Seller (or any Affiliate of any Seller) (the “Product Data”); (iv) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial, and graphic works relating to the Product Data and Product Records (“Copyrights”), except for any Copyrights to published scientific papers, unpublished academic materials, and submitted but unpublished scientific papers of KDL GmbH, including those by Dr. Yamauchi or other KDL GmbH employees, as owned, licensed, sublicensed or otherwise controlled by any Seller and primarily related to Pirfenidone (“Product Copyrights”); (v) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain (“Know-How”) as owned, licensed, sublicensed or otherwise controlled by any Seller, if any, and primarily related to Pirfenidone, including as developed in connection with clinical trials (“Product Know-How”); (vi) the United States patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, or the like) as well as any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (“Patents”) as owned (in whole or in part), licensed, sublicensed or otherwise controlled by any Seller and primarily related to Pirfenidone (“Product Patents”); (vii) all domestic and foreign trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, names, internet domains and URLs, and all goodwill associated therewith, if any (“Trademarks”) as owned, licensed, sublicensed or otherwise controlled by any Seller and primarily related to Pirfenidone (“Product Trademarks” and, collectively with Product Copyrights, Product Know-How and Product Patents, “Product Intellectual Property”); and (viii) all files, documents, instruments, papers, books and records owned or controlled by any Seller, whether in electronic or tangible form, to the extent relating to the Purchased Assets, including any research and development files, marketing materials (if any), regulatory files, adverse event reports and
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files, clinical studies and all documentation relating to the Product Intellectual Property, but excluding any such items to the extent that any applicable Law prohibits their transfer (the “Product Records”). The Parties agree that “Purchased Assets” does not include any of the Excluded Assets.
     “Product Registrations” shall mean all applications, all Investigational New Drug Applications (INDs) and their foreign equivalents, new drug applications, abbreviated new drug applications, new drug submissions, and any comparable applications and submissions, together with any and all supplements or modifications or amendments thereto, whether existing, pending, withdrawn or in draft form, together with all correspondence to or from any Governmental Authority with respect thereto, prepared and submitted to any Governmental Authority with respect to any Product.
     “Purchase Price” shall have the meaning set forth in Section 2.5.
     “Recipient Party” shall have the meaning set forth in Section 6.5(e)(iii).
     “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of Law and orders of any foreign, federal, state or local Governmental Authority.
     “Regulatory Approvals” shall have the meaning set forth in the definition of Purchased Assets.
     “Released Claims” shall have the meaning set forth in Section 9.18.
     “Representative” shall mean any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.
     “Restricted Territory” means the entire world.
     “Right of First Refusal” shall have the meaning set forth in Section 6.4(d).
     “ROFR Notice” shall have the meaning set forth in Section 6.4(d).
     “Schedules” shall refer to the schedules to this Agreement which are hereby incorporated by reference into this Agreement.
     “SEC” means the Securities and Exchange Commission.
     “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
     “Sellers Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article 4.
     “Sellers Proprietary Information” shall have the meaning set forth in Section 9.1(c).
     “Shionogi” shall have the meaning set forth in the second sentence of the Recitals.
     “Shionogi Assets” shall mean the Shionogi License Agreement and [ * ] and other Japanese patents and patent applications disclosing and claiming certain [ * ], as well as any and all divisions, re-issues, continuations, substitutes and extension in part or all of such patents or patent applications which are [ * ].
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     “Shionogi License Agreement” shall have the meaning set forth in the second sentence of the Recitals.
     “Straddle Period” shall mean any Tax Period beginning before and ending after the Closing Date.
     “Survival Date” shall have the meaning set forth in Section 8.1(a).
     “Taxes” mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.
     “Tax Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Trademarks” shall have the meaning set forth in the definition of Purchased Assets.
     “Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby.
     “Treasury Regulations” shall mean the income tax regulations issued under the Code.
     Section 1.2 Construction.
     (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”
     (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
     (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
     (d) References to “license” or “licenses” shall include “sublicense” or “sublicenses,” as applicable.
     (e) The captions, titles and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
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     (f) Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders
     (g) The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.
     (h) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.
ARTICLE 2
THE TRANSACTION
     Section 2.1 Transfer of Purchased Assets. At the Closing, upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and covenants contained herein and in consideration of the Purchase Price paid and to be paid to the Sellers by the Buyer, the Sellers will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase, take delivery of and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.
     Section 2.2 Excluded Assets. The Parties acknowledge and agree that the Sellers are not selling, conveying, transferring, delivering or assigning any rights whatsoever to the Excluded Assets to the Buyer, and the Buyer is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from the Sellers.
     Section 2.3 Assumed Liabilities. As of the Closing Date, the Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):
     (a) Any Liability arising after the Closing Date under any Assumed Contract (other than any Liability arising out of or relating to a breach of, or default under, such Assumed Contract which occurred or prior to the Closing Date); and
     (b) Any other Liability specifically set forth on Schedule 2.3(b) hereto.
For the avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of the Buyer as they may occur and/or exist after the Closing Date solely by virtue of the Buyer’s ownership, marketing or use of the Purchased Assets, but rather, this Section 2.3 is solely intended to identify and provide for the assumption by the Buyer of those Liabilities of the Sellers that are specifically assumed by the Buyer hereunder and which, but for such assumption, would remain Liabilities of the Sellers.
     Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly assumed in Section 2.3, the Buyer shall not assume, or
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otherwise be responsible for, any Liabilities of any Seller or any of their respective Affiliates, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date (“Excluded Liabilities”), which Excluded Liabilities shall include:
     (a) any Liability of any Seller that arises out of or relates to any Excluded Assets (for the avoidance of doubt, the Parties agree that any Liabilities of Marnac and KDL Japan under the Shionogi License Agreement shall remain the Liabilities of Marnac and KDL Japan and are Excluded Liabilities);
     (b) any Liability of any Seller under or with respect to any Contract (other than an Assumed Contract pursuant to Section 2.3(a));
     (c) any Liability of any Seller arising out of or related to any Action asserted on or prior to the Closing Date against any Seller, or against or in respect of any Purchased Asset or the conduct of the Product Business, or the basis of which shall have arisen on or prior to the Closing Date;
     (d) any Liability arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or services performed by or on behalf of any Seller or any other Person on or prior to the Closing Date;
     (e) any Liability of any Seller arising out of or relating to the ownership or operation of the Purchased Assets and/or the Product Business prior to Closing, including any claims, obligations, rebates or litigation arising out of or relating to events or conditions occurring prior to Closing or Products sold by any Seller prior to Closing;
     (f) any Liability to the extent arising out of or as a result of the conduct of any business of the Sellers and their respective Affiliates other than those liabilities expressly assumed herein pursuant to Section 2.3;
     (g) any Liability arising out of or relating to any finder’s fee, brokerage fee, commission or similar payment in connection with any Seller’s entry into this Agreement or the consummation of the transactions contemplated hereby, including any of the Contracts listed on Section 4.9 of the Sellers Disclosure Schedule; and
     (h) any Liability of any Seller, or any member of any consolidated, affiliated, combined or unitary group of which any Seller is or has been a member, for any Tax, and any Liability for Taxes attributable to the Purchased Assets or the Product Business for any Pre-Closing Tax Period.
     Section 2.5 Purchase Price. In consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of this Agreement and the Ancillary Agreements by the Sellers, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Purchase Price”):
     (a) Closing Payment. At the Closing, the Buyer shall (i) deliver (or cause to be delivered) to the Sellers an upfront payment in the form of a payment, which shall be nonrefundable for any reason whatsoever, in the aggregate amount of $4,250,000 in cash, payable by wire transfer in immediately available funds in the allocations and to the accounts specified in Schedule 2.5 (the “Closing Payment”); and (ii) assume the Assumed Liabilities pursuant to Section 2.3.
     (b) Milestone Payments. Subject to Article 8:
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          (i) By [ * ], the Buyer shall notify the Sellers of its decision, in the Buyer’s sole and absolute discretion, to file or not to file (A) a New Drug Application for Pirfenidone for an indication of idiopathic pulmonary fibrosis with the FDA, or (B) a Marketing Authorization Application for Pirfenidone for an indication of idiopathic pulmonary fibrosis with the EMEA. If the Buyer decides to file a New Drug Application with the FDA and/or a Marketing Authorization Application with the EMEA, then within ten (10) Business Days of such notification to the Sellers, the Buyer shall deliver (or cause to be delivered) to the Sellers an aggregate amount of $[ * ] in cash, payable by wire transfer in immediately available funds in the allocations and to the accounts specified in Schedule 2.5 (the “Phase III Milestone Payment”).
          (ii) Upon the Buyer’s receipt of New Drug Application approval for Pirfenidone for an indication of idiopathic pulmonary fibrosis in the United States, the Buyer shall deliver (or cause to be delivered) to the Sellers an aggregate amount of $[ * ] in cash within fifteen (15) Business Days, payable by wire transfer in immediately available funds in the allocations and to the accounts specified in Schedule 2.5 (the “NDA Milestone Payment”); provided, however, that the parties hereby acknowledge and agree that in the event the Buyer determines, in good faith, that the labeling received by the Buyer from the FDA with respect to the use of Pirfenidone for an indication of idiopathic pulmonary fibrosis materially and negatively impacts the potential commercial value of Pirfenidone for idiopathic pulmonary fibrosis in the United States, then the Sellers agree to, in good faith, (A) discuss with the Buyer the extent to which labeling has negatively impacted the commercial value of Pirfenidone for idiopathic pulmonary fibrosis in the United States and (B) negotiate an appropriate downward adjustment to the NDA Milestone Payment to reflect such decrease in commercial value.
          (iii) Upon the Buyer’s receipt of Marketing Authorization Application approval for Pirfenidone for an indication of idiopathic pulmonary fibrosis in Europe, the Buyer shall deliver (or cause to be delivered) to the Sellers an aggregate amount of $[ * ] in cash within fifteen (15) Business Days, payable by wire transfer in immediately available funds in the allocations and to the accounts specified in Schedule 2.5 (the “MAA Milestone Payment”); provided, however, that the parties hereby acknowledge and agree that in the event the Buyer determines, in good faith, that the labeling received by the Buyer from the EMEA with respect to the use of Pirfenidone for an indication of idiopathic pulmonary fibrosis materially and negatively impacts the potential commercial value of Pirfenidone for idiopathic pulmonary fibrosis in Europe, then the Sellers agree to, in good faith, (A) discuss with the Buyer the extent to which labeling has negatively impacted the commercial value of Pirfenidone for idiopathic pulmonary fibrosis in Europe and (B) negotiate an appropriate downward adjustment to the MAA Milestone Payment to reflect such decrease in commercial value.
Each of the payments constituting the Purchase Price shall be deemed material, and any failure to make any payment of any portion of the Purchase Price, if and when due, may be treated by the Sellers as a material failure of consideration.
     Section 2.6 Risk of Loss. Until the Closing, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of the Sellers. As of the Closing, title to the Purchased Assets shall be transferred to the Buyer subject to the terms hereof. After the Closing, the Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.
     Section 2.7 Allocation. As soon as practicable after the Closing, the Parties shall agree on an allocation (the “Allocation”) of the Purchase Price (including any Assumed Liabilities to the extent properly taken into account under the Code and the Treasury Regulations promulgated thereunder) among the Purchased Assets and the Sellers’ covenants under Section 6.3 in accordance with the requirements of Section 1060 of the Code and consistent with the principles set forth in Schedule 2.7. The Parties agree to
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be bound by the Allocation, and the Parties shall act in accordance with the Allocation in the preparation of financial statements and the filing of all Tax Returns (including, without limitation, filing IRS Form 8594 with their Tax Returns for the taxable year that includes the Closing Date), before any Tax authority or in any judicial proceeding unless it has the written consent of the other Party to this Agreement or unless specifically required pursuant to a final determination within the meaning of Section 1313(a) of the Code. No later than thirty (30) days prior to the filing of their respective Forms 8594 (and analogous state law forms), each Party shall deliver to the other Party a copy of such form. The Parties shall promptly advise each other of the existence of any Tax proceeding related to the Allocation. In the event of an adjustment to the Purchase Price pursuant to Section 6.5(c), the Buyer shall amend the Allocation to reflect such adjustment, subject to approval by the Sellers, such approval not to be unreasonably withheld. The Buyer and the Sellers agree to treat as interest for Tax purposes any portion of the Purchase Price that is properly treated as interest under Section 483 of the Code (or any similar provision applicable under state or local Law).
ARTICLE 3
CLOSING
     Section 3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, the closing of the transactions contemplated herein in connection with the purchase and sale of the Purchased Assets (the “Closing”) shall be held at 10:00 a.m., local time, on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing) at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or such other time or place as the Parties hereto shall otherwise agree (the “Closing Date”).
     Section 3.2 Closing Deliveries by the Sellers. At the Closing, the Sellers shall (i) take all steps necessary to place the Buyer in actual possession and operating control of the Purchased Assets and (ii) deliver to the Buyer the following items, duly executed by the Sellers as applicable, all of which shall be in form and substance reasonably acceptable to the Buyer and in full force and effect:
     (a) Bill of Sale. Bill of Sale covering all of the applicable Purchased Assets, substantially in the form of Exhibit A (the “Bill of Sale”);
     (b) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to the Buyer of all of the Sellers’ right, title and interest in and to the Product Intellectual Property, substantially in the form of Exhibit B (the “IP Assignments”);
     (c) Consents. Duly executed Consents of all third parties (including any Governmental Authorities), if any, required by the Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in form and substance reasonably satisfactory to the Buyer, including those Consents listed in Schedule 4.3(a);
     (d) Officer’s Certificates. A certificate executed on behalf of each of the Sellers by an executive officer of KDL GmbH, and individually by Dr. Yamauchi, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(d) have been satisfied in all respects (the “Officer’s Certificate”);
     (e) Secretary’s Certificate. A certificate of the Secretary of KDL GmbH certifying as to:
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          (i) The certificate of incorporation and bylaws (or comparable organizational documents) of KDL GmbH as in effect as of the Closing Date;
          (ii) resolutions of KDL GmbH’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and
          (iii) the incumbency of KDL GmbH’s officers executing this Agreement and the Ancillary Agreements; and
     (f) Certificate of Good Standing. Certificates from appropriate Governmental Authorities from Switzerland as to KDL GmbH’s existence and good standing under Swiss law and, if applicable, payment of all applicable taxes, dated no earlier than three (3) Business Days prior to the Closing Date.
     Section 3.3 Closing Deliveries and Payments by the Buyer . The Buyer shall pay the Closing Payment.
     Section 3.4 Closing Deliveries by the Buyer and the Sellers. At the Closing, the Buyer and the Sellers shall deliver the following items to one another, duly executed and in full force and effect:
     (a) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”).
     (b) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to vest in the Buyer full and complete title to the Purchased Assets free and clear of any Encumbrances, except for Permitted Encumbrances.
     Section 3.5 Liabilities Related to Finders’ or Brokers’ Fees. For the avoidance of doubt, the Parties agree that (i) all Liabilities in respect of finder’s fees, brokerage fees or commissions or similar payments arising out of or relating to the Purchased Assets in connection with any Seller’s entry into this Agreement or the consummation of any of the transactions contemplated hereby shall remain Excluded Liabilities pursuant to Section 2.4, and (ii) the Buyer shall reserve all rights pursuant to Article 8 (including Section 8.2(a)(iii)).
     Section 3.6 Further Actions. From and after the Closing, each Seller shall cooperate with the Buyer and the Buyer’s Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Buyer may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement or the Ancillary Agreements and putting the Buyer in possession and control of all of the Purchased Assets, including using their reasonable best efforts to obtain all necessary Consents from other parties to the Assumed Contracts. Each of the Sellers hereby irrevocably nominates, constitutes and appoints the Buyer as the true and lawful attorney-in-fact of each of the Sellers (with full power of substitution) effective as of the Closing Date, limited to the purposes contemplated by this Agreement and the Ancillary Agreements, and hereby authorizes the Buyer (in the name of and on behalf of each of the Sellers) to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Action and to take any other action (on or at any time after the Closing Date) that the Buyer may deem reasonably appropriate for the purpose of (a) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (b) defending or compromising any claim or Action relating to any of the Purchased
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Assets (subject to the provisions of Section 8.2 in the case of a Claim for indemnification) or (c) otherwise carrying out or facilitating any of the transactions contemplated by this Agreement or the Ancillary Agreements. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of KDL GmbH.
     Section 3.7 Withholdings. The Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller represents and warrants, jointly and severally, to the Buyer that the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as if made on such date, except as set forth in the disclosure schedules delivered by the Sellers to the Buyer on the date of this Agreement (collectively, such schedules being referred to herein as the “Sellers Disclosure Schedule”). The Sellers Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered sections contained in this Article 4 and the disclosure in any paragraph shall qualify other sections in this Article 4 only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other sections.
     Section 4.1 Organization and Authority. KDL GmbH is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and, in the case of KDL GmbH, has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated hereby and thereby by all necessary corporate action. The Sellers have all requisite power and authority necessary to own, lease and operate their respective assets, to carry on the Product Business to the extent currently being conducted by them, and to perform their respective obligations under all Contracts. This Agreement and the Ancillary Agreements, when executed and delivered by the Sellers, constitute the valid and legally binding obligations of the Sellers, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).
     Section 4.2 Title to Purchased Assets. The Sellers have good and marketable title to the Purchased Assets free and clear of any Encumbrances, except for Permitted Encumbrances. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the Purchased Assets free and clear of any Encumbrances, except for Permitted Encumbrances. None of the Sellers has received any notice of any adverse claims of ownership to or right to use the Purchased Assets, and to the Sellers’ Knowledge, no facts or circumstances exist which would provide a reasonable basis for any such adverse claim of ownership or right to use any of the Purchased Assets.
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     Section 4.3 Consents; No Violations.
     (a) Except for all filings and other actions contemplated by this Agreement and the Ancillary Agreements (including the necessary transfer of filings, notices and approvals required to transfer the Regulatory Approvals from the Sellers to the Buyer), the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements and the consummation by the Sellers of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority (“Consents”).
     (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any Contract primarily related to the Purchased Assets and/or the Assumed Liabilities, (ii) conflict with, violate or result in a breach of any provision of the certificate of incorporation or by-laws (or comparable organizational documents) of KDL GmbH, or (iii) conflict with or violate in any material respect any applicable Law.
     Section 4.4 Compliance with Laws and Litigation .
     (a) With respect to the Product Business, the Purchased Assets and the Assumed Liabilities, to the Knowledge of the Sellers, the Sellers are in material compliance with all applicable Laws.
     (b) There is no existing or pending or, to the Knowledge of the Sellers, threatened Action with respect to the Product Business, the Purchased Assets or the Assumed Liabilities or with respect to this Agreement or the transactions contemplated hereby. None of the Sellers is subject to any Order of any Governmental Authority that would reasonably be expected to impair or delay its ability to perform its obligations under, and consummate the transactions contemplated, by this Agreement.
     Section 4.5 Contracts.
     (a) The Sellers have delivered to or made available to the Buyer accurate and complete copies of all Contracts primarily related to the Purchased Assets and/or the Assumed Liabilities. All such Contracts to which any Seller is a party are, as to such Seller (and, as to the other parties thereto, to the Knowledge of the Sellers), legal, valid and binding agreements in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law)).
     (b) None of the Sellers is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by any Seller permitting termination, modification, or acceleration, under any Contract primarily related to the Purchased Assets and/or Assumed Liabilities. To the Knowledge of the Sellers, no other party to any Contract is in material breach or default under, or has repudiated any material provision of, any Contract primarily related to the Purchased Assets and/or Assumed Liabilities.
     Section 4.6 Tax Matters. Each Seller has timely filed all Tax Returns required to be filed, and has paid all Taxes due, with respect to the Purchased Assets and the Product Business. There are no Encumbrances on any of the Purchased Assets for Taxes (except for current Taxes not yet due and payable). There are no asserted, and the Sellers have no Knowledge of any basis for the assertion of any, claims relating to Taxes which, if adversely determined, could reasonably be expected to result in any such Encumbrance.
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     Section 4.7 Intellectual Property.
     (a) Section 4.7(a) of the Sellers Disclosure Schedule set forth a true and complete list of the Product Patents and the Product Trademarks.
     (b) To the Knowledge of the Sellers, (i) the activities of the Sellers, if any, relating to the development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of Pirfenidone by the Sellers, in each case do not infringe upon, misappropriate, violate, dilute (with respect to any trademarks, trade names, brand names and service marks) or otherwise constitute the unauthorized use of, the Intellectual Property rights of any third party; (ii) no claim is pending or, to the Knowledge of the Sellers, threatened against the Sellers alleging any of the foregoing; and (iii) to the Knowledge of the Sellers, no right, license, lease, consent or other agreement is required with respect to any Product Intellectual Property for the conduct of the Product Business other than those included in the Purchased Assets.
     (c) To the Knowledge of the Sellers, none of the Product Patents is involved in any litigation, reissue, interference, reexamination, or opposition, and there has been no threat or other indication that any such proceeding will hereafter be commenced. To the Knowledge of the Sellers, the Product Patents (excluding patent applications) (i) are in good standing, (ii) are all without challenge of any kind, (iii) are valid and enforceable, and (iv) have not been adjudged invalid or unenforceable in whole or in part.
     (d) To the Knowledge of the Sellers, none of the Product Trademarks or Product Copyrights is involved in any cancellation, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced.
     (e) No Actions are pending, or to the Knowledge of the Sellers are threatened, against any of the Sellers (i) based upon challenging or seeking to deny or restrict the use of any of the Product Intellectual Property, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Sellers in relation to the Product Business infringe or misappropriate any Intellectual Property right of any third party.
     (f) To the Knowledge of the Sellers, all maintenance fees, annuity fees or renewal fee payment for each jurisdiction in which each patent, patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application included within the Product Intellectual Property has issued or is pending have been timely paid.
     (g) To the Knowledge of the Sellers, no third party is engaging in any activity that infringes or misappropriates the Product Intellectual Property. None of the Sellers is a party to any agreement granting rights by the Sellers to any third party with respect to the Product Intellectual Property.
     (h) The Sellers have, with respect to the Product Business, used commercially reasonable efforts to maintain their trade secrets in confidence.
     (i) To the Knowledge of the Sellers, there has been no misappropriation of any trade secrets or other confidential information of the Sellers with respect to the Product Business.
     (j) All employees of, consultants to or vendors of the Sellers with access to confidential information with respect to the Product Business are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Sellers. To the Knowledge of the Sellers, none of the employees, consultants or vendors of the Sellers or any of their subsidiaries is in violation of such agreements.
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     (k) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, any of the Sellers’ rights to own or retain a license to any of the Product Intellectual Property.
     (l) To the Knowledge of the Sellers, the Sellers have disclosed to the Buyer all patentable Product Know-How.
     Section 4.8 Product Records. To the Knowledge of the Sellers, all of the Product Records have been made available by the Sellers to the Buyer for examination, are complete and correct in all material respects, and have been maintained in accordance with sound business practices and applicable Law.
     Section 4.9 Brokers, Finders, etc. Except as set forth in Section 4.9 of the Sellers Disclosure Schedule, none of the Sellers nor any of their respective officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     Section 4.10 No Other Agreements to Sell the Purchased Assets. None of the Sellers nor any of KDL GmbH’s officers, directors, stockholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets, to sell or effect a sale of a majority of the capital stock of KDL GmbH, to effect any merger, consolidation, liquidation, dissolution or other reorganization of KDL GmbH, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.
     Section 4.11 Disclosure. This Agreement, the Sellers Disclosure Schedule and the Ancillary Agreements do not contain any untrue statement of a material fact or, to the Knowledge of the Sellers, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Sellers have provided the Buyer with all information requested by the Buyer in connection with this transaction and all information that the Sellers considers necessary or appropriate to enable the Buyer to decide whether to purchase the Purchased Assets and assume the Assumed Liabilities. To the Sellers’ Knowledge, there are no facts which (individually or in the aggregate) materially affect the Purchased Assets and/or the Assumed Liabilities that have not been set forth in the Agreement, the Sellers Disclosure Schedule and the Ancillary Agreements.
     Section 4.12 Disclaimer of Implied Warranty. EACH OF THE SELLERS HEREBY DISCLAIMS ANY IMPLIED WARRANTY AS TO THE LEGAL EFFECT OF THE PURCHASED ASSETS, THE FITNESS OF THE PURCHASED ASSETS FOR THEIR INTENDED PURPOSE, THE MERCHANTABILITY OF THE PURCHASED ASSETS, AND ALL OTHER WARRANTIES WHICH MAY BE IMPLIED AT LAW. THE PURCHASED ASSETS ARE SOLD “AS IS”, WITHOUT WARRANTY OTHER THAN WARRANTIES OF TITLE AND WARRANTIES EXPRESSLY SET OUT IN THIS AGREEMENT. This disclaimer of warranty, however, shall not disclaim the implied contractual covenant of good faith and fair dealing, which the Sellers hereby expressly recognize as applicable to this Agreement; and any warranty which may not be disclaimed as a matter of patent or any other Law. The Buyer acknowledges that it is not relying upon any statement, representation or warranty not expressly contained in this Agreement or in the Seller Disclosure Schedule. Notwithstanding the foregoing, each Seller hereby acknowledges that nothing set forth in this Section 4.12 shall relieve the Sellers of any liability to the Buyer arising out of any actual fraud or intentional
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misrepresentation of the Sellers or any of their respective Representatives in connection with the transactions contemplated by this Agreement.
     The Sellers make no representation or warranty that the Product Patents may not be invalidated in the future by any Governmental Authority, although to the Knowledge of the Sellers, there is no Action currently contemplated, threatened or underway that may result in the invalidation of any of the Product Patents.
     Section 4.13 Regulatory Matters.
     (a) None of the Sellers has any existing, pending or withdrawn Regulatory Approvals, including Product Registrations. The Sellers do not require any Regulatory Approvals to carry on the Product Business as being conducted by the Sellers as of the Closing Date and which are required by applicable Law.
     (b) None of the Sellers, nor any third party on behalf of any Seller, has conducted or is currently conducting any preclinical or clinical trials relating to Pirfenidone. None of the Sellers has submitted any materials or made any applications to the FDA, the EMEA or other comparable Governmental Authorities.
     (c) None of the Sellers, nor any third party on behalf of any Seller, has developed, labeled, stored, tested, manufactured or distributed any Pirfenidone or Product.
     (d) None of the Sellers has received any notice from any Governmental Authority that such Governmental Authority has commenced, threatened or intends to commence any action or investigation with respect to the Product Business, and there are no facts, circumstances or conditions that would be sufficient to presently, or solely with the passage of time in the ordinary course of business, provide a reasonable basis for any such action or investigation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     The Buyer represents and warrants to the Sellers that the statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as if made on such date, except as set forth in the disclosure schedules delivered by the Buyer to the Sellers on the date of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered sections contained in this Article 5 and the disclosure in any paragraph shall qualify other sections in this Article 5 only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other sections.
     Section 5.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated hereby and thereby by all necessary corporate action. This Agreement and the Ancillary Agreements, when executed and delivered by the Buyer, constitute the valid and legally binding obligations of the Buyer, enforceable against it in
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accordance with their respective terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).
     Section 5.2 Consents; No Violations.
     (a) Except for all filings and other actions contemplated by this Agreement and the Ancillary Agreements (including the necessary transfer of filings, notices and approvals required to transfer the Regulatory Approvals from the Sellers to the Buyer), the execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority.
     (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Buyer is a party or is bound, (ii) conflict with, violate or result in a breach of any provision of the certificate of incorporation or by-laws of the Buyer, or (iii) conflict with or violate in any material respect any applicable Law.
     Section 5.3 Brokers, Finders, etc. Neither the Buyer nor any of its officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE 6
CERTAIN OTHER COVENANTS
     Section 6.1 Cooperation.
     (a) After the Closing Date, the Parties shall cooperate reasonably with each other in connection with any reasonable actions required to be taken with respect to their respective obligations under this Agreement and the Ancillary Agreements, and shall (i) furnish upon reasonable request to each other such further information, (ii) execute and deliver to each other such other reasonable documents, and (iii) do such other acts, all as the other Party may reasonably request for the purpose of carrying out the provisions of this Agreement (and the Ancillary Agreements) and the transactions contemplated hereby and thereby.
     (b) The Sellers will promptly notify the Buyer, and the Buyer will notify the Sellers, as applicable and in writing, of any event or fact which represents a material breach of any of their respective representations, warranties, covenants or agreements hereunder.
     (c) Within ninety (90) days of the Closing Date, the Sellers shall deliver (or cause to be delivered) to the Buyer any Purchased Assets not required to be delivered at Closing pursuant to Section 3.2.
     (d) From the Closing Date through the first anniversary of the Closing Date, upon the Buyer’s request, each Seller shall: (i) reasonably assist the Buyer in the maintenance and renewal of any Regulatory Approvals and the performance of any compliance activities under applicable Law, (ii)
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reasonably assist the Buyer in the preparation of any maintenance or renewal filings with respect to any Product Intellectual Property, and (iii) provide such other cooperation and assistance as reasonably requested by the Buyer.
     (e) At least thirty (30) days prior to the submission for publication, including public presentation, of any Copyrights primarily related to Pirfenidone, including any scientific papers and academic materials by Dr. Yamauchi or other KDL GmbH employees, the Sellers shall provide complete copies of all such materials to the Buyer for the Buyer’s review. If the materials provided to the Buyer are in draft form or are later revised prior to publication, the Sellers shall continue to provide revised copies of all such materials until a complete and final copy has been provided to the Buyer for the Buyer’s review. The Buyer will, in all such cases, have at least thirty (30) days to review and comment on the materials prior to publication. The Sellers shall reasonably consider for inclusion in such publication the comments of the Buyer. Should the Buyer desire to file a patent application on any inventions within such proposed publication, the Buyer shall so notify the Sellers prior to the expiration of the thirty (30) day review period and the Sellers shall, upon receipt of such notice, delay publication for up to an additional thirty (30) days and cooperate with the Buyer in the preparation of such patent application. The Buyer shall own all rights, title and interest in all such patent applications and patents claiming inventions disclosed in all such publications and materials. The Sellers hereby assign all rights to any and all such patent applications and patents to the Buyer. The Sellers shall cooperate with the Buyer to perfect any such assignments, including executing, or causing to be executed, any formal papers necessary.
     Section 6.2 Billing and Invoices. In the event that any Seller or any of their respective Affiliates receive payment after the Closing Date on invoices relating to any business arising from the Purchased Assets operated by the Buyer or sales of products or services rendered by the Buyer on or after the Closing Date, such Seller will promptly notify the Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the Buyer without depositing such payment in an account of such Seller, or such Affiliate, unless in error, and such Seller, or such Affiliate, shall not be entitled to offset such payment against any payments due such Sellers from the Buyer. In the event that any Seller receives an invoice or request for payment relating to the operation of any business arising from the Purchased Assets on or after the Closing Date, or with respect to any Assumed Liability, such Seller will promptly notify the Buyer of such request or invoice and forward the invoice and all other appropriate information to the Buyer for payment. In the event the Buyer or any of its Affiliates receive payment after the Closing Date on invoices issued by any Sellers relating to an Excluded Asset or relating to product sold or services rendered by businesses other than those relating to the Purchased Assets, the Buyer will promptly notify the Sellers of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the Sellers without depositing such payment in an account of the Buyer, or such Affiliate, unless in error, and the Buyer, or such Affiliate, shall not be entitled to offset such payment against any payments due the Buyer from the Sellers.
     Section 6.3 Covenant Not To Compete.
     (a) Each Seller hereby agrees that for a period of ten (10) years from and after the Closing Date, such Seller shall not, directly or indirectly, alone, as a licensor, or otherwise in conjunction with any other Persons, through licenses or otherwise, develop, manufacture, license-in, market, sell or otherwise distribute for human use, or assist any other Person, in developing, manufacturing, licensing-in, marketing, selling or otherwise distributing for human use, any Competing Product, either alone or in combination with another product, in all or any portion of the Restricted Territory.
     (b) Acknowledgment of the Sellers. Each Seller hereby acknowledges that (i) the value of the Purchased Assets is an integral component of the value of the transactions contemplated by this
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Agreement to the Buyer, and (ii) the scope of the covenants contained in this Section 6.3, including as to time and geography, are necessary to preserve the value of the Purchased Assets for the Buyer. Each Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6.3 are ongoing executory duties of each Seller and are reasonable because, among other things, (i) the Buyer and the Sellers are engaged in a highly competitive industry, (ii) the Sellers have had unique access to the trade secrets and know-how of the Purchased Assets, including the plans and strategy (and, in particular, the competitive strategy) relating to the Purchased Assets, and (iii) the Sellers are receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.
     (c) Non-Competition Covenants; Scope.
          (i) If any agreement in this Section 6.3 or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of such agreement or any separate agreement not declared invalid, void or unenforceable, and this Section 6.3 shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.
          (ii) If any court of competent jurisdiction shall determine that the provisions of this Section 6.3 exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall nevertheless be enforceable by such court against any Seller upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.
     (d) Injunctive Relief. The Parties agree that in the event of a breach by a Seller of any of the covenants set forth in this Section 6.3, monetary damages alone would be inadequate to fully protect the Buyer from, and compensate the Buyer for, the harm caused by such breach or threatened breach. Accordingly, each Seller agrees that if it breaches or threatens breach of any provision of this Section 6.4, the Buyer shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Section 6.3. The Buyer shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.
     Section 6.4 Exclusive License; Right of First Refusal.
     (a) The Buyer hereby grants an irrevocable, fully paid-up, royalty-free, perpetual, transferable, sublicensable, exclusive license to the Product Patents to the Seller or Sellers who owned such Product Patent immediately prior to the consummation of the transactions contemplated by this Agreement (the “Patent Transferor”) solely to the extent that such Product Patents [ * ] and solely to the extent necessary to [ * ]. The Buyer shall execute such documents to evidence such transfers as may be reasonably requested by the Sellers, including documents for filing with the United States Patent and Trademark Office and other relevant patent agencies.
     (b) The Buyer shall have the right to terminate the license granted pursuant to Section 6.4(a) of this Agreement effective immediately upon written notice if any Patent Transferor or any of their respective Affiliates, or any sublicensee under any patent right licensed to such Patent Transferor under Section 6.4(a) of this Agreement or any of their respective Affiliates challenges in a court of competent jurisdiction, the validity, scope or enforceability of, or otherwise opposes, any patent right covered by the Product Patents, including any patent right licensed to any Patent Transferor under Section 6.4(a) of this Agreement. If a sublicensee under any patent right licensed to such Patent Transferor under Section 6.4 (a) of this Agreement or any of their respective Affiliates challenges the validity, scope or enforceability
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of or otherwise opposes any patent right covered by the Product Patents, including any patent right licensed to any Patent Transferor under Section 6.4(a) of this Agreement under which such sublicensee is sublicensed, then such Patent Transferor or its respective Affiliate, as applicable, shall, upon written notice from the Buyer, terminate such sublicense. Each Patent Transferor and its respective Affiliates shall include provisions in all agreements under which a third party obtains a license under any patent right licensed to such Patent Transferor under Section 6.4(a) of this Agreement providing that, if the sublicensee challenges the validity or enforceability of or otherwise opposes any such patent right under which the sublicensee is sublicensed, then such Patent Transferor may terminate such sublicense agreement with such sublicensee, and such Patent Transferor shall, upon request by the Buyer, enforce such right if such sublicensee breaches such restriction.
     (c) Each Patent Transferor agrees that for a period of six (6) years from the date of this Agreement, such Patent Transferor shall not, directly or indirectly (including through any of its Affiliates), at any time prior to the approval by the FDA of an IND or by the EMEA of a Clinical Trial Authorization with respect to such [ * ], enter into any agreement, understanding or arrangement (or discussions or negotiations therefor) with any Person that effects or contemplates the licensing, sale or transfer of any rights in or to assets relating to such [ * ]. Upon the FDA approval of an IND or the EMEA approval of a Clinical Trial Authorization with respect to such [ * ] at any time within the six (6) year period referenced in the foregoing sentence, such Patent Transferor(s) shall promptly provide the Buyer with (i) a copy of such FDA or EMEA approval and (ii) all the available and relevant data from the studies (collectively, the “Approval Notice and Report”). The Buyer shall have the right to conduct due diligence for a period of up to sixty (60) days from the date that Buyer receives the Approval Notice and Report from the Patent Transferor(s) (such period, the “Diligence Period”). The Buyer’s due diligence during the Diligence Period may include the following: (A) a full pre-clinical or clinical (as applicable) and manufacturing audit of the Patent Transferor(s), (B) the right to reasonably request all relevant data, including raw data, obtained to date, and (C) the right to inspect the Patent Transferor(s) facilities and, to the extent within the reasonable control of the Patent Transferor(s), the facilities of its clinicians and manufacturers (and the Patent Transferor(s) agree to use their commercially reasonable efforts to ensure that the Buyer may inspect the facilities of such third parties).
     (d) The Buyer shall have the right of first refusal (in its sole and absolute discretion) to enter into negotiations with such Patent Transferor(s) for further research, development and commercialization of an [ * ] in connection with an Approval Notice and Report (the “Right of First Refusal”). The Buyer’s Right of First Refusal shall expire upon the expiration of the underlying Diligence Period unless the Buyer exercises its Right of First Refusal by delivering written notice to the Patent Transferor(s) (a “ROFR Notice”) prior to such expiration, in which case the Parties shall negotiate in good faith to enter into a definitive agreement with respect to the research, development and/or commercialization of such [ * ] within 90 days of the Patent Transferor(s) receipt of such ROFR Notice. Each Patent Transferor further agrees to not, directly or indirectly (including through any of its Affiliates), enter into any agreement, understanding or arrangement (or discussions or negotiations therefor) with any Person (other than the Buyer) that effects or contemplates the licensing, sale or transfer of any rights in or to assets relating to such [ * ] unless and until the Buyer’s Right of First Refusal has expired in accordance with this Section 6.4(d).
     Section 6.5 Tax Matters.
     (a) Notices. The Sellers shall promptly notify the Buyer in writing upon receipt by the Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Sellers that reasonably may be expected to relate to the Purchased Assets, the Assumed Liabilities or the Product Business. The Buyer shall promptly notify the Sellers in writing upon
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receipt by the Buyer of notice of any pending or threatened Tax audits or assessments relating to the Product Patents as to which the Sellers have an interest pursuant to Section 6.4(a) or Section 6.7.
     (b) Transfer Taxes. All Transfer Taxes shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Buyer shall join in the execution of any such Tax Returns and other documentation. As soon as reasonably practicable following the Closing, the Sellers shall provide the Buyer with (i) evidence satisfactory to the Buyer that such Transfer Taxes have been paid by the Sellers and (ii) a clearance certificate or similar document(s) which may be required by any state Tax authority to relieve the Buyer of any obligation to withhold any portion of the payments to the Sellers pursuant to this Agreement.
     (c) Characterization of Payments. Except as otherwise provided in this Agreement, any payments made pursuant to any indemnification obligation under this Agreement shall constitute an adjustment of the consideration paid for the Purchased Assets for Tax purposes and shall be treated as such by the Buyer and the Sellers on their Tax Returns to the extent permitted by Law.
     (d) FIRPTA Certificate. The Sellers shall deliver to the Buyer at the Closing a certificate, duly executed and acknowledged, in form and substance satisfactory to the Buyer, certifying such facts as would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.
     (e) Allocation of Taxes.
          (i) Except as otherwise provided in this Section 6.5, the Sellers shall be responsible for, and shall timely pay, all Taxes levied with respect to the Purchased Assets and the Product Business attributable to the Pre-Closing Tax Period.
          (ii) Non-Income Taxes for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of personal property Taxes, real property Taxes and any other Taxes other than sales, use, transaction or excise Taxes and other similar Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any sales, use, transaction or excise Taxes or other similar Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. The Sellers shall be liable for Non-Income Taxes apportioned to the Pre-Closing Tax Period, and the Buyer shall be liable for Non-Income Taxes apportioned to the Post-Closing Tax Period.
          (iii) Upon receipt by the Buyer, on the one hand, or a Seller, on the other, of any bill for Taxes relating to the Purchased Assets or the Product Business, the Party receiving such bill (the “Recipient Party”) promptly shall present a statement to the other Party (the “Other Party”) setting forth the amount of such Taxes for which the Other Party is liable under this Section 6.5(e), together with such supporting evidence as is reasonably necessary to calculate the amount of such Taxes. The apportioned amount of Taxes for which the Other Party is liable shall be paid by the Other Party to the Recipient Party within 15 days after delivery of such statement to the Other Party by the Recipient Party. The Recipient Party shall be responsible for the timely payment of the Taxes to which such bill relates. In the event that a Party shall make any payment to any Taxing or other authority of any Taxes apportioned to the Other Party under Section 6.5(e), the Other Party shall reimburse the paying Party for the amount of such Taxes apportioned to the Other Party promptly but in no event later than 15 days after the presentation by the
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paying Party of a statement setting forth the amount of reimbursement to which the paying Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. The portion of any refund of Taxes attributable to amounts apportioned hereunder to and paid or reimbursed by the Party not receiving such refund shall be the property of the Party not receiving such refund, and the Party receiving such refund shall promptly pay to the Party not receiving such refund that portion of such refund so attributable.
     (f) Cooperation. The Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Product Business as is reasonably necessary for the filing of Tax Returns and the prosecution or defense of any audit, claim, suit or proceeding relating to any Tax. The Parties shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date. At the end of such period, the Parties shall provide the other Party with reasonable prior written notice before disposing of such books and records and to allow the other Party to take possession, at its own expense, of such books and records. The Parties shall cooperate fully with each other in the conduct of any audit or other proceeding relating to Taxes pertaining to the Purchased Assets and further agree to use their best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
     Section 6.6 Notice to Third Parties. The Sellers agree to cooperate with the Buyer, at the Buyer’s reasonable request, in the notification to third parties of the transactions contemplated by this Agreement and the Sellers agree not to notify any third parties of such transactions without the consent of the Buyer.
     Section 6.7 Patent Maintenance. After the Closing Date, the Buyer shall assume the duty to make all required maintenance and prosecution payments as to the Product Patents for the remaining terms thereof; provided, however, that upon ninety (90) days written notice, the Buyer may transfer any of the Product Patents to the Patent Transferor from which the Buyer purchased such Product Patent in lieu of making further maintenance or prosecution payments. Nothing in this Section 6.7 shall obligate the Sellers to assume any further maintenance or prosecution payments.
ARTICLE 7
CONDITIONS TO CLOSING
     Section 7.1 Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer’s sole discretion, in writing by the Buyer:
     (a) Representations and Warranties.
          (i) Each of the representations and warranties of the Sellers set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Buyer by the Sellers under this Agreement (including the Officer’s Certificate) that is not qualified by “Material Adverse Effect” or other materiality qualifications shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and
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          (ii) Each of the representations and warranties of the Sellers set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Buyer by the Sellers under this Agreement (including the Officer’s Certificate) that is qualified by “Material Adverse Effect” or other materiality qualifications shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing Date (except to the extent such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such date).
     (b) Performance of Obligations. Each Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date (to the extent such obligations and covenants require performance prior to such time).
     (c) Release of Liens. The Buyer shall have received evidence satisfactory to it from any Person who held any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets of the release by such Person of such Encumbrance effective upon or concurrent with the Closing.
     (d) Legal Requirements. No Law shall be in effect which prohibits or materially restricts the consummation of the Transactions contemplated by this Agreement and the Ancillary Agreements at the Closing, or which otherwise adversely affects in any material respect the right or ability of the Buyer to own, operate or control the Purchased Assets, in whole or material part, and no Action is pending or threatened by or before a Governmental Authority which, if successful, could reasonably be expected to result in a Law having such effect or which seeks to obtain from the Buyer any damages.
     (e) Closing Deliveries. The Sellers shall have delivered to the Buyer all of the closing documents and agreements set forth in Sections 3.2 and 3.4, and each of such documents and agreements shall be in full force and effect.
     (f) FIRPTA Compliance. The Sellers shall have delivered to the Buyer the certificate referred to in Section 6.5(d).
     (g) Termination or Release of Third Party Finders Agreements. The Buyer shall have received evidence satisfactory to it that all agreements relating to the payment of finder’s fees, brokerage fees, commissions or similar payments in connection with the Sellers’ entry into this Agreement or the consummation of the transaction contemplated hereby have been terminated or released with respect thereto have been granted such that the Buyer will not have any Liability under such agreements.
     Section 7.2 Conditions Precedent to Sellers’ Obligations. The Sellers’ obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at the Sellers’ sole discretion, in writing by the Sellers:
     (a) Representations and Warranties.
          (i) Each of the representations and warranties of the Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Sellers by the Buyer under this Agreement that is not qualified by “Material Adverse Effect” or other materiality qualifications shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and
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          (ii) Each of the representations and warranties of the Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Sellers by the Buyer under this Agreement that is qualified by “Material Adverse Effect” or other materiality qualifications shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing Date (except to the extent such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such date).
     (b) Performance of Obligations. The Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date (to the extent such obligations and covenants require performance prior to such time).
     (c) Closing Deliveries. The Buyer shall have delivered to the Sellers all of the closing documents and agreements set forth in Section 3.4.
     (d) Legal Requirements. No Law shall be in effect which prohibits or materially restricts the consummation of the Transactions contemplated by this Agreement and the Ancillary Agreements at the Closing, or which otherwise adversely affects in any material respect the right or ability of the Buyer to own, operate or control the Purchased Assets, in whole or material part, and no Action is pending or threatened by or before a Governmental Authority which, if successful, could reasonably be expected to result in a Law having such effect or which seeks to obtain from the Buyer any damages.
ARTICLE 8
INDEMNIFICATION
     Section 8.1 Survival of Representations and Warranties.
     (a) All representations and warranties of the Sellers in this Agreement shall survive the Closing until the 18-month anniversary of the Closing Date (the “Survival Date”); provided, that:
          (i) the representations and warranties contained in Section 4.2, Section 4.6 and Section 4.7 shall survive until the expiration of the applicable statutes of limitations relating to such representations and warranties; and
          (ii) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date (or, in the case of any representation or warranty contained in Section 4.2, Section 4.6 and Section 4.7, prior to the expiration of the applicable statute of limitation relating to such representation or warranty) by written notice in accordance with Section 8.2 shall survive until final resolution of such claim.
     (b) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any Party hereto or by any Representative of any such Party or by any such Party’s constructive knowledge (which, for purposes of clarity, excludes actual knowledge) of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
     (c) The representations and warranties of the Buyer in Article V of this Agreement shall terminate upon the Closing. For avoidance of doubt, the covenants of the Buyer shall survive closing and remain in effect until satisfied or terminated.
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     Section 8.2 Indemnification.
     (a) Sellers’ Indemnification Obligations. The Sellers shall, jointly and severally, indemnify, save and hold harmless the Buyer, its Affiliates and their respective Representatives from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, judgments, settlements, awards, deficiencies, claims, demands, expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses), interest, fines, penalties, costs of mitigation, and other losses actually paid to third parties (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation or warranty of any Seller contained in this Agreement; (ii) any breach of any covenant of any Seller contained in this Agreement; or (iii) any Excluded Asset or Excluded Liability.
          The term “Damages” as used in this Article 8 is not limited to matters asserted by third parties against the Sellers or the Buyer, but includes Damages incurred or sustained by the Sellers or the Buyer in the absence of third party claims. Payments by the Buyer of amounts for which the Buyer is indemnified hereunder, and payments by the Sellers of amounts for which the Sellers are indemnified hereunder, shall not be a condition precedent to recovery. The Sellers’ obligation to indemnify the Buyer, and the Buyer’s obligation to indemnify the Sellers, shall not limit any other rights, including without limitation rights of contribution which any Party may have under statute or common law.
     (b) Buyer’s Indemnification Obligations. The Buyer shall indemnify and save and hold harmless the Sellers, their respective Affiliates, and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by the Buyer contained in this Agreement; (ii) any breach of any covenant made by the Buyer contained in this Agreement; or (iii) from and after the Closing, any Assumed Liability.
     (c) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification (“Indemnified Party”) hereunder against the Party from whom indemnification is sought (the “Indemnifying Party”), the Party claiming such indemnification shall, subject to this Section 8.2, give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.3. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld; provided, however, that this sentence shall not apply to Claims relating to Taxes. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after
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receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.
     (d) Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. For the avoidance of doubt, nothing contained in this Section 8.2(d) shall affect the Indemnified Party’s right to employ and engage separate counsel in accordance with Section 8.2(c)(ii). The Parties shall cooperate with each other in any notifications to insurers.
     (e) Equitable Relief; No Waiver. Nothing in this Agreement shall (i) limit the right of any Party to seek specific performance of, or equitable relief with respect to, another Party with respect to a breach of any covenant or agreement set forth in this Agreement or (ii) be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or in equity based on any claim of fraud.
     Section 8.3 Right of Setoff. The Buyer may setoff any amount to which it is entitled under Section 6.5(e) or this Article 8 against amounts otherwise payable to the Sellers hereunder, provided that any amount to be setoff is no greater than any amount to which the Buyer is entitled to under Section 6.5(e) and this Article 8. Neither the exercise nor the failure to exercise such right of setoff shall constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     Section 9.11 Confidentiality and Publicity.
     (a) The Mutual Confidentiality and Disclosure Agreement, attached as Exhibit A to the Existing License Agreement is hereby incorporated in this Agreement as though fully set forth herein. All terms used in this Section 9.1 and not otherwise defined herein shall have the meanings assigned to such terms in the Confidentiality Agreement. Subject to this Section 9.1, all information exchanged between or among the Parties prior to, on and after the date of this Agreement shall be subject to and treated in accordance with the terms and conditions of the Confidentiality Agreement. The Parties agree that from and after the Closing Date, the Confidentiality Agreement shall remain in full force and effect pursuant to its terms with respect to all Confidential Information that does not relate to the Purchased Assets or the Assumed Liabilities.
     (b) From and after the Closing Date, all Confidential Information primarily concerning the Purchased Assets and the Assumed Liabilities (the “Buyer Proprietary Information”) shall be used by the Sellers solely as required to perform their respective obligations, exercise or enforce their respective rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law, and for no other purpose. The Sellers shall not disclose, or permit the disclosure of, any of the Buyer Proprietary
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Information to any Person except those Persons to whom such disclosure is necessary to permit the Sellers to perform their respective obligations, exercise or enforce their respective rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law. The Sellers shall treat, and will cause their respective Affiliates and the Representatives and advisors of the Sellers or any of their respective Affiliates to treat, the Buyer Proprietary Information as confidential, using the same degree of care as the Sellers normally employ to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
     (c) All Confidential Information obtained by the Buyer (or its Representatives or Affiliates) from the Sellers (or its Representatives or Affiliates) other than the Buyer Proprietary Information (the “Sellers’ Proprietary Information”) shall be used by the Buyer solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law, and for no other purpose. The Buyer shall not disclose, or permit the disclosure of, any of the Sellers Proprietary Information to any person except those persons to whom such disclosure is necessary to permit the Buyer to perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law. The Buyer shall treat, and will cause its Affiliates and the Representatives and advisors of the Buyer or any of their respective Affiliates to treat, the Sellers’ Proprietary Information as confidential, using the same degree of care as the Buyer normally employ to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
     (d) In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., the Sellers’ Proprietary Information or the Buyer Proprietary Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by a reasoned opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.
     (e) Except as required by applicable Laws, no Party to this Agreement shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other Parties, and the Parties shall issue a mutually acceptable press release as soon as practicable after the Closing Date. Notwithstanding the foregoing, the Buyer shall be permitted to make any public statement without obtaining the consent of the Sellers if (i) the disclosure is required by applicable Laws or the requirements of the SEC or NASDAQ Stock Market and (ii) the Buyer has first used its reasonable efforts to consult with (but not to obtain the consent of) the Sellers about the form and substance of such disclosure.
     Section 9.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:
     If to the Sellers, addressed to:
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KDL GmbH
Bahnhofstrasse 7
CH-6301 Zug
Switzerland
Attn: Kjell H. Gaustad
Telephone: +41 61 403 0960
Fax: +41 61 403 0961
with a copy to:
Shitotomo Yamauchi, Ph.D.
2-21-14 — # 403
Shimo-ochai, Shinjuku
Tokyo 161-0033, Japan
Japan
Telephone: +81 3 5996 3633
Fax: +81 3 5996 9555
If to the Buyer, addressed to:
InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005
Attn: General Counsel
Telephone: (415) 466-2200
Fax: (415) 466-2300
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Mark V. Roeder
Telephone: (650) 328-4600
Fax: (650) 463-2600
or to such other place and with such other copies as any Party may designate as to itself by written notice to the other Parties.
     Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof that would require the application of the laws of any other jurisdiction.
     Section 9.4 Representation By Counsel. Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer
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(as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
     Section 9.5 Expenses. Except as expressly provided for herein, all expenses, including the fees of any attorneys, accountants, investment bankers, brokers, finders or others engaged by a Party, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be paid by the Party incurring such expenses.
     Section 9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written and oral, among the Parties.
     Section 9.7 Amendment; Waiver. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound hereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
     Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto; provided, however, that such written consent will not be required by an assignment by the Buyer (a) to any of its Affiliates (in which case the Buyer shall remain liable for all obligations of the Buyer hereunder, including the performance or nonperformance of any actions or omissions of its Affiliates) or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of the Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.
     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the Parties agrees to accept and be bound by facsimile signatures hereto.
     Section 9.11 Waiver of Jury Trial. Each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This
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waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.
     Section 9.12 Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, IN ANY COURT OF GENERAL JURISDICTION IN THE COUNTY OF SAN FRANCISCO, CALIFORNIA; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.
     Section 9.13 Attorney Fees. If any Party to this Agreement brings an Action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees reasonably incurred in connection with such Action, including any appeal of such Action.
     Section 9.14 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     Section 9.15 Time is of Essence. Time is of the essence with respect to the performance of this Agreement.
     Section 9.16 Executory Nature of the Duties Imposed by this Agreement. This Agreement is intended to require the Sellers and the Buyer to perform a number of executory duties throughout the term of this Agreement. The Parties intend that this Agreement shall be governed by Section 365 of the Bankruptcy Code.
     Section 9.17 Bankruptcy Rights. In the event this Agreement is terminated or rejected by either the Buyer or any Seller or the Buyer’s or any Seller’s trustee or debtor in possession in bankruptcy (or receiver) under applicable bankruptcy or receivership laws due to the Buyer or such Seller’s bankruptcy or receivership, then all rights and licenses granted by the Sellers to the Buyer and by the Buyer to the Sellers shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any other similar law or regulation in any other country, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The parties intend such rights and licenses to be subject to the protections afforded the non-terminating party under Section 365(n) of the Bankruptcy Code or any similar law or regulation in any other country.
     Section 9.18 Release. Each Party hereby releases the other Party, its successors and assigns, and their respective Representatives, in each case from and against any and all grievances, rights, actions, causes of action, claims, demands, complaints, obligations, liabilities or controversies of any and all kinds, nature and character whatsoever, legal and equitable, whether known or unknown, foreseen or unforeseen, that a Party has or shall or may have under any Law, arising out of, related to, or in
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connection with the Existing License Agreements (the “Released Claims”). EACH PARTY HEREBY EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW THAT, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE EXCLUDE FROM ITS BINDING EFFECT ANY RELEASED CLAIMS NOT KNOWN BY SUCH PARTY TO EXIST WHICH AROSE PRIOR TO THE SIGNING OF THIS AGREEMENT. Each Party understands and acknowledges that it may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. Each Party hereby waives any rights or benefits under California Civil Code Section 1542 (or any similar statute in any other jurisdiction), which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.”
[SIGNATURE PAGE FOLLOWS]
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER

INTERMUNE, INC.

/s/ Daniel G. Welch

By:	Daniel G. Welch
Its:	President and CEO

SELLERS

KDL GmbH

/s/ Kjell H. Gaustad
By:	Kjell H. Gaustad
Its:	Managing Director

/s/ Shitotomo Yamauchi
DR. Shitotomo Yamauchi
SIGNATURE PAGE TO KDL APA
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